EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-212890) of Bone Biologics Corporation of our report dated March 30, 2020 related to the financial statements of Bone Biologics Corporation for the years ended December 31, 2019 and 2018 included in this Annual Report on Form 10-K for the year ended December 31, 2019.

Weinberg and Company, P.A.

Los Angeles, California

March 30, 2020